loanDepot Provides Update on Cyber Incident

IRVINE, Calif. – January 22, 2024 – (BUSINESS WIRE) – loanDepot, Inc. (“LDI” or “Company”) (NYSE: LDI), a leading provider of home lending solutions, today provided an update on the cyber incident it disclosed on January 8, 2024.

The Company has been working diligently with outside forensics and security experts to investigate the incident and restore normal operations as quickly as possible. The Company has made significant progress in restoring our loan origination and loan servicing systems, including our MyloanDepot and Servicing customer portals.

Although its investigation is ongoing, the Company has determined that an unauthorized third party gained access to sensitive personal information of approximately 16.6 million individuals in its systems. The Company will notify these individuals and offer credit monitoring and identity protection services at no cost to them.

“Unfortunately, we live in a world where these types of attacks are increasingly frequent and sophisticated, and our industry has not been spared. We sincerely regret any impact to our customers,” said loanDepot CEO Frank Martell. “The entire loanDepot team has worked tirelessly throughout this incident to support our customers, our partners and each other. I am pleased by our progress in quickly bringing our systems back online and restoring normal business operations.”

“Our customers are at the center of everything we do,” said Jeff Walsh, President of LDI Mortgage. “I’m really proud of our team, and we’re glad to be back to doing what we do best: enabling our customers across the country to achieve their financial goals and dreams of homeownership.”

The Company is committed to keeping its customers, partners and employees informed and will provide any additional operational updates on our microsite at loandepot.cyberincidentupdate.com.

About loanDepot
loanDepot (NYSE: LDI; NMLS # 174457) is an equal housing lender and digital commerce company committed to serving its customers throughout the homeownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

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Contact
Jonathan Fine, VP, Public Relations
(781) 248-3963, jfine@loandepot.com